Exhibit 23.3


                            INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of Kirby Corporation on Form S-3 of our reports dated March 2, 1992, except for Note 2 as to which the date is March 18, 1992 (relating to Kirby Corporation and subsidiaries) and February 28, 1994 (relating to Universal Insurance Company and subsidiaries not presented separately herein), appearing in the Annual Report on Form 10-K of Kirby Corporation for the year ended December 31, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



                                   DELOITTE & TOUCHE LLP


     Houston, Texas
     October 26, 1994